EXHIBIT 21



                           Subsidiaries of Lumex, Inc.
                           ---------------------------

Lumex, Inc. owns all of the outstanding capital stock of each of its subsidiaries listed below:

Eagle Performance Systems, Inc., a Minnesota corporation.

Cybex Financial Corp., a New York corporation.

General Medical Equipment, Ltd., a United States Virgin Islands corporation.

Cybex Fitness Gerate Vertrieb, GmbH, a German corporation.

Lumex Bed Systems, Inc., a Pennsylvania corporation.